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                     August 24, 2023

       Suresh Guduru
       Chief Executive Officer
       Cartica Acquisition Corp
       1345 Avenue of the Americas, 11th Floor
       New York, NY 10105

                                                        Re: Cartica Acquisition
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-41198

       Dear Suresh Guduru:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation